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                                                                    EXHIBIT 3.26

                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                    OPRYLAND HOTEL-TEXAS LIMITED PARTNERSHIP

      This Certificate of Limited Partnership of Opryland Hotel-Texas Limited Partnership (the "Limited Partnership"), is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

      1. The name of the limited partnership is Opryland Hotel-Texas Limited Partnership.

      2. The address of the registered office of the limited partnership in Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The limited partnership's registered agent at that address is Corporation Service Company.

      3. The name and address of the general partner is:

                  Opryland Hospitality, Inc.
                  One Gaylord Drive
                  Nashville, TN 37214

      IN WITNESS WHEREOF, the undersigned, constituting the general partner of the Partnership, has cause this Certificate of Limited Partnership to be duly executed as of the 19th day of October, 1999.

                                            OPRYLAND HOSPITALITY, INC.
                                            General Partner


                                            By:  /s/ Rod Connor
                                               ----------------
                                            Printed Name:  Rod Connor
                                            Title:  Vice President